Exhibit 34.4

Report of Independent Registered Public Accounting Firm

We have examined management’s assertion, included in the accompanying Management’s Certification Regarding Compliance with Regulation AB Criteria (“Management’s Report”), that BancTec, Inc. (the “Company”) complied with the applicable servicing criteria set forth in Item 1122(d)(2)(i) and 1122(d)(4)(iv) of the U.S. Securities and Exchange Commission’s Regulation AB for the remittance processing services including asset-backed securities transactions involving credit card receivables conducted by Discover Card Master Trust I and Discover Card Execution Note Trust (the “Platform”) that were registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, or were not required to be registered where the related asset-backed securities were outstanding as of and for the one month transition period ended December 31, 2012 (the “Transition Period”) and as of and for the year ended December 31, 2013 (together with the Transition Period, the “Reporting Period”). The Company has determined that the remainder of the servicing criteria is not applicable to the activities it performs with respect to the Platform as of and for the one month transition period ended December 31, 2012 and as of and for the year ended December 31, 2013. Management is responsible for the Company’s compliance with the applicable servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the applicable servicing criteria for the Platform based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria for the Platform and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities constituting the Platform and evaluating whether the Company performed servicing activities related to those transactions and securities in compliance with the applicable servicing criteria for the period covered by this report. Accordingly, our testing may not have included servicing activities related to each asset-backed transaction or security constituting the Platform. Further, our examination was not designed to detect material noncompliance that may have occurred prior to the period covered by this report and that may have affected the Company’s servicing activities during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the applicable servicing criteria.

In our opinion, management’s assertion that BancTec, Inc. complied with the aforementioned applicable servicing criteria, as described within Management’s Report, as of and for the one month transition period ended December 31, 2012 and as of and for the year ended December 31, 2013 for the Platform is fairly stated, in all material respects.

/s/ Grant Thornton LLP

Dallas, Texas

March 21, 2014